WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending March 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of March 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of March 31, 2008 was $117.55, an increase of +2.82% from the February 29, 2008 value of $114.32. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +11.53% as of March 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$6,776,393.14
Change in Unrealized Gain/(Loss)	($3,307,814.29)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($24,980.20)

Total Trading Income	$3,443,598.65
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$37,864.19
Management Fees	$34,790.72
Advisory Fees	$157,950.92
Offering Fees	$0.00
Incentive Fees	$645,974.90
Other Expenses	$261,444.08

Total Expenses	$1,138,024.81
Interest Income	$52,740.43
Net Income(Loss) from the Period	$2,358,314.27

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$83,497,725.07	$114.32
Addition	$2,145,890.00
Withdrawal	($511,434.77)
Net Income/(Loss)	$2,358,314.27

Month End	$87,490,494.57	$117.55
Monthly Rate of Return	2.82%
Year to Date Rate of Return	11.53%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending March 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of March 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of March 31, 2008 was $118.52, an increase of +2.99% from the February 29, 2008 value of $115.08. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +12.06% as of March 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$758,482.92
Change in Unrealized Gain/(Loss)	($370,244.26)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($2,796.04)

Total Trading Income	$385,442.62
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$4,238.14
Management Fees	$3,894.13
Advisory Fees	$17,679.48
Offering Fees	$0.00
Incentive Fees	$72,304.09
Other Expenses	$13,686.96

Total Expenses	$111,802.80
Interest Income	$5,903.25
Net Income(Loss) from the Period	$279,543.07

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$9,345,915.74	$115.08
Addition	$2,416,423.72
Withdrawal	($5,000.00)
Net Income/(Loss)	$279,543.07

Month End	$12,036,882.53	$118.52
Monthly Rate of Return	2.99%
Year to Date Rate of Return	12.06%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2